Exhibit 2.4

MASTER AGREEMENT

THIS AGREEMENT made as of the 26th day of April, 2018

AMONG:

CARPINCHO CAPITAL CORP.
a corporation incorporated under the federal laws of Canada ("Carpincho")

- and -

10713791 CANADA INC.
a corporation incorporated under the federal laws of Canada ("Subco")

- and -

10653918 CANADA INC.
a corporation incorporated under the federal laws of Canada ("Finco")

WHEREAS:

1.
Carpincho wishes to acquire all of the Finco Shares (as hereinafter defined) by way of Amalgamation (as hereinafter defined);

2.
Carpincho has also entered into the Share Exchange Agreement (as hereinafter defined) pursuant to which Carpincho will acquire all of the issued and outstanding securities of MM Development Company Inc. (“MMDC”);

3.
As soon as practicable following the date hereof, Finco intends to complete the Finco Financing (as hereinafter defined), with the net proceeds of the Finco Financing to be placed into escrow and released to Finco immediately prior to the completion of the Amalgamation;

4.
Finco and Subco wish to amalgamate and continue as one corporation in accordance with the terms and conditions hereof;

5.
Subco is a wholly-owned subsidiary of Carpincho, and has been incorporated solely for the purposes of amalgamating with Finco, and has not carried on any active business, in each case other than as set forth herein; and

6.
The parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the proposed Amalgamation.

NOW THEREFORE IN CONSIDERATION OF THE COVENANTS AND AGREEMENTS CONTAINED IN THIS AGREEMENT THE PARTIES HERETO AGREE AS FOLLOWS:

1.
Interpretation.

(a)
Definitions. In this Agreement (including the recitals hereto) and each schedule hereto:

“Act” means the Canada Business Corporations Act and the regulations prescribed thereunder, as the same may be varied, supplemented or amended from time to time;

“Agreement” means this master agreement and the schedules hereto, as may be amended, modified, restated, supplemented or replaced from time to time;

“Amalco” means the entity formed by the Amalgamation of the Amalgamating Parties;

“Amalco Shares” means the common shares of Amalco;

“Amalgamating Parties” means Finco and Subco;

“Amalgamation” means the amalgamation of Finco and Subco under the provisions of section 185 of the Act and otherwise on the terms and subject to the conditions set forth in this Agreement;

“Amalgamation Agreement” means the form of amalgamation agreement to be entered into between Finco, Subco and Carpincho in accordance with the terms hereof, in substantially the form set forth in Schedule “A” hereto;

“Applicable Laws” means with respect to any person, all laws, statutes, regulations, by-laws, statutory rules, orders, ordinances, protocols, codes, guidelines, notices, directions (including all applicable Canadian securities laws), and terms and conditions of any grant of approval, permission, authority or license of any court, governmental authority, statutory body or self-regulatory authority (including, where applicable, the CSE), in each case, that is binding upon or applicable to such person, as amended unless expressly specified otherwise;

“Articles of Amalgamation” means the articles of amalgamation of Amalco;

“Brokered Financing” means the brokered private placement of up to 31,250,000 Finco Subscription Receipts by Finco at a price of $0.80 per Finco Subscription Receipt; the net proceeds of which will be placed into escrow and released to Finco, and the Finco Subscription Receipts will automatically be converted into Finco Units, on satisfaction of the Release Conditions, and each Finco Share will then be exchanged for one New Carpincho Share and each whole Finco Warrant will then be exchanged for one New Carpincho Warrant, respectively, in connection with the Amalgamation;

“Business Day” means a day other than a Saturday, Sunday or a civic or statutory holiday in the City of Toronto, Ontario;

“CSE” means the Canadian Securities Exchange;

“Certificate” means the certificate of amalgamation issued by the Director under the Act in respect of the Amalgamation;

“Carpincho Material Adverse Effect” means any change, effect, event or occurrence that, individually or taken together with any other change, effect, event or occurrence, is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, capitalization or business of Carpincho, considered as a whole, or would reasonably be expected to prevent, materially delay or materially impair the ability of Carpincho to consummate the transactions contemplated by this Agreement; provided, however, that a Carpincho Material Adverse Effect shall not include an adverse change or adverse effect resulting from a change, effect, event or occurrence: (i) which arises out of or in connection with a matter that has been disclosed in writing to Finco or its representatives by Carpincho or its representatives prior to the date of this Agreement; (ii) expenses incurred by Carpincho to pursue the transactions contemplated by this Agreement and any related transactions and to maintain its status as a reporting issuer; or (iii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada, unless, with respect to clause (iii), such matter has a materially disproportionate effect on Carpincho, considered as a whole, relative to comparable entities operating in the industries in which Carpincho operates. References in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Carpincho Material Adverse Effect” has occurred;

“Carpincho Shares” means the issued and outstanding common shares in the capital of Carpincho as constituted on the date hereof;

“Carpincho Shareholder” means a registered holder of Carpincho Shares;

“Confidentiality” means to maintain in confidence and not to disclose the applicable information to third parties, except:

(i)
employees, officers, directors, consultants, agents and other representatives that need to know or ought to know in order to discharge their respective duties in an efficient manner; or

(ii)
persons that are or may be interested in advancing, loaning, investing or otherwise providing potential debt or equity financing to a party, including banks, financial institutions, brokerage companies and their respective employees, officers, directors, consultants, agents and other representatives, provided, however, that such persons agree to maintain the information to be disclosed in confidence;

and “Confidential” and “Confidence” shall have similar meanings;

“Confidential Information” shall have the meaning ascribed thereto in Section 25;

“Consolidation” means the consolidation of the Carpincho Shares on the basis of 0.875 of a New Carpincho Share for every one existing Carpincho Share;

“Director” means the Director appointed under section 260 of the Act;

“Effective Date” means the effective date of the Amalgamation as set forth in the Certificate;

“Effective Time” shall have the meaning ascribed thereto in Subsection 2(c)(iii);

“Finco Compensation Options” means the compensation options to be issued on closing of the Brokered Financing, each such compensation option entitling the holder to purchase one (1)

Finco Share at a price of $0.80 per Finco Share upon completion of the Amalgamation on the Effective Date, and anytime for a period of 24 months thereafter;

“Finco Financing” means, collectively, the Brokered Financing and the Non-Brokered Financing;

“Finco Material Adverse Effect” means any change, effect, event or occurrence that, individually or taken together with any other change, effect, event or occurrence, is or would reasonably be expected to be materially adverse to the financial condition, operations, assets, liabilities, capitalization or business of Finco, or would reasonably be expected to prevent, materially delay or materially impair the ability of Finco to consummate the transactions contemplated by this Agreement; provided, however, that a Finco Material Adverse Effect shall not include an adverse change or adverse effect resulting from a change, effect, event or occurrence: (i) which arises out of or in connection with a matter that has been disclosed in writing to Carpincho or its representatives by Finco or its representatives prior to the date of this Agreement; or (ii) resulting from general economic, financial, currency exchange, securities or commodity market conditions in Canada unless, with respect to clause (ii), such matter has a materially disproportionate effect on Finco relative to comparable entities operating in the industries in which Finco operates. References in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a “Finco Material Adverse Effect” has occurred;

“Finco Shareholder” means a registered holder of Finco Shares;

“Finco Shares” means the issued and outstanding common shares in the capital of Finco;

“Finco Subscription Receipts” means the subscription receipts of Finco to be issued pursuant to the Finco Financing, each such subscription receipt to be deemed to be exchanged, without payment of any additional consideration and subject to adjustment, for one Finco Unit upon satisfaction of the Release Conditions, all in accordance with the terms of the Subscription Receipt Agreement;

“Finco Units” means the units of Finco to be issued on exercise or deemed exercise of the Finco Subscription Receipts, each such unit consisting of one (1) Finco Share and one-half of one Finco Warrant;

“Finco Warrants” means the whole share purchase warrants issued to holders of Finco Subscription Receipts upon satisfaction of the Release Conditions, each whole such Finco Warrant entitling the holder thereof to purchase one (1) Finco Share;

“IFRS” means the international financial reporting standards as set out in the Handbook of the Canadian Institute of Chartered Accountants, at the relevant time applied on a consistent basis;

“New Carpincho Compensation Options” means compensation options issued in exchange for Finco Compensation Options, each such option entitling the holder to purchase one (1) New Carpincho Share at a price of $0.80 per New Carpincho Share for a period of 24 months from the Effective Date;

“New Carpincho Shares” means the Carpincho Shares, after giving effect to the Consolidation;

“New Carpincho Warrants” means share purchase warrants issued in exchange for Finco Warrants, each such warrant entitling the holder thereof to purchase one (1) New Carpincho

Share at a price of $1.40 per New Carpincho Share for a period of 24 months from the Effective Date;

“Non-Brokered Financing” means the non-brokered financing of up to 6,250,000 Finco Subscription Receipts by Finco at a price of $0.80 per Finco Subscription Receipt; the gross proceeds of which will be placed in escrow and released to Finco, and the Finco Subscription Receipts will automatically be converted into Finco Units, on satisfaction of certain escrow release conditions, and each Finco Share will then be exchanged for one New Carpincho Share and each whole Finco Warrant will then be exchanged for one New Carpincho Warrant, respectively, in connection with the Transaction and the Amalgamation;

“Release Conditions” shall have the meaning given to it in the Subscription Receipt Agreement;

“Share Exchange Agreement” means the share exchange agreement dated April 26, 2018 among Carpincho, MMDC and the shareholders of MMDC;

“Subco Shares” means the issued and outstanding common shares in the capital of Subco;

“Subscription Receipt Agent” means Odyssey Trust Company, in its capacity as subscription receipt agent appointed pursuant to the terms of the Subscription Receipt Agreement;

“Subscription Receipt Agreement” means the subscription receipt agreement to be entered into among Finco, the Subscription Receipt Agent and Beacon Securities Limited governing the terms of the Finco Subscription Receipts;

“subsidiary” shall have the meaning ascribed thereto in the Act;

“Termination Deadline” means June 30, 2018;

“Transaction” means, together with the Amalgamation, the sale by the shareholders of MMDC and the acquisition by Carpincho of all of the shares of MMDC to form a resulting issuer company as contemplated pursuant to the terms of the Share Exchange Agreement, and effect a stock exchange listing on the CSE, and all ancillary matters to be completed in connection with the foregoing; and

“Transfer Agent” means Odyssey Trust Company, in its capacity as registrar and transfer agent for the New Carpincho Shares.

(b)
The division of this Agreement into articles, sections and subsections is for convenience of reference only and does not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereby” and “hereunder” and similar expressions refer to this Agreement (including the appendices hereto) and not to any particular article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

(c)
Words importing the singular number include the plural and vice versa, words importing the use of any gender include all genders, and words importing persons include firms and corporations and vice versa.

(d)
If any date on which any action is required to be taken hereunder by any of the parties is not a Business Day and a business day in the place where an action is required to be taken, such action is required to be taken on the next succeeding day which is a Business Day and a business day, as applicable, in such place.

(e) Unless otherwise stated, all sums of money which are referred to in this Agreement are expressed in lawful money of Canada.

(f) Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with IFRS.

(g) In this Agreement, whenever a representation or warranty is made on the basis of the knowledge or awareness of a party, such knowledge or awareness consists only of the actual collective knowledge or awareness, as of the date hereof, of the senior officers of such party, in their capacity as senior officers of such party and not in their personal capacity and without personal liability, but does not include the knowledge or awareness of any other individual or any constructive, implied or imputed knowledge; provided that the party making the representation and warranty shall have conducted a reasonable investigation as to the subject matter relating thereto and the level of such investigation shall be that of a reasonably prudent person investigating a material consideration in the context of a material transaction and the use of such phrase shall constitute a representation and warranty by the party making the representation and warranty in each case that such investigation has actually been made.

(h) References in this Agreement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

(i) The following Appendices are annexed to this Agreement and are hereby incorporated by reference into the Agreement and form part hereof:

Schedule “A”                                  Amalgamation Agreement

2.
Amalgamation. The Amalgamating Parties hereby agree to amalgamate and continue as one corporation under the provisions of the Act upon the terms and conditions hereinafter set out. Each of Carpincho and Finco acknowledge and agree that the Amalgamation and the matters related thereto as contemplated hereby are subject to (a) the receipt of all regulatory approvals; and (b) the approval of the Amalgamation by the shareholders of each of Finco and Subco, all in accordance with Applicable Laws. In furtherance of the foregoing, subject to the terms and conditions herein set forth and on the basis of the covenants, representations, warranties and agreements of the parties herein contained, each of Finco, Subco and Carpincho covenant and agree to:

(a)
enter into the Amalgamation Agreement forthwith after receipt of the requisite approvals of the securityholders of each of Finco and Subco to the Amalgamation, all as further set forth herein;

(b)
co-operate with each other, as promptly as reasonably practicable, in the preparation of all documents required by applicable legislation and/or regulation in connection with all securityholder and regulatory approvals required in respect of the Amalgamation and the other matters contemplated hereby, and in connection therewith, each party shall provide such other parties with such information and material concerning its affairs as the other parties shall reasonably request;

(c)
use all commercially reasonable efforts and do all things necessary or reasonably desirable on its part to facilitate the implementation of the Amalgamation and all related matters in connection therewith as set forth herein prior to the Termination Deadline, including, without limiting the generality of the foregoing, as applicable:

(i)
the approval of the CSE for the listing of the New Carpincho Shares to be issued in connection with the Amalgamation;

(ii)
obtaining such other consents, orders or approvals as counsel to Finco, Subco and Carpincho may advise are necessary or desirable to be obtained for the implementation of the Amalgamation, and preparing and delivering all necessary documents in connection therewith; and

(iii)
subject to obtaining the approval of the holders Finco Shares and the approval of Carpincho as the sole shareholder of Subco: (A) the filing with the Director of the Articles of Amalgamation to be made effective at 12:01 a.m. (Toronto time) on the Effective Date (the “Effective Time”); and (B) the obtaining of the Certificate in that regard; and

(d)
take and cause to be taken such other steps and actions and execute such other documents, agreements and instruments as may be reasonably necessary or desirable in connection with the consummation of the transactions contemplated hereby.

3.
Effect of Amalgamation. Subject to the terms and conditions of this Agreement, on the Effective Date, in accordance with section 185 of the Act:

(a)
the Amalgamation shall be effective;

(b)
Amalco shall be authorized to issue an unlimited number of shares designated as common shares which shall have the rights, privileges, restrictions and conditions set forth in the Articles of Amalgamation;

(c)
there shall be no restrictions on the business that Amalco may carry on;

(d)
the property of each of the Amalgamating Parties shall continue to be the property of Amalco;

(e)
Amalco shall continue to be liable for the obligations of each of the Amalgamating Parties;

(f)
any existing cause of action, claim or liability to prosecution with respect to either or both of the Amalgamating Parties shall be unaffected;

(g)
any civil, criminal or administrative action or proceeding pending by or against any of the Amalgamating Parties may be continued to be prosecuted by or against Amalco;

(h)
any conviction against, or ruling, order or judgment in favour of or against, any of the Amalgamating Parties may be enforced by or against Amalco;

(i)
the by-laws of Subco shall be the by-laws of Amalco; and

(j)
the Articles of Amalgamation will be deemed to be the articles of incorporation of Amalco.

4.
Finco Financing. Finco shall use its commercially reasonable efforts to complete the Finco

Financing prior to the Effective Date.

(a)
Additional terms of the Finco Financing.

(i)
Upon the closing of Finco Financing, the gross proceeds raised from the sale of the Subscription Receipts, less the reasonable fees, disbursements and applicable taxes thereon of the agents to the Brokered Financing (up to a maximum of $150,000, exclusive of disbursements and taxes) incurred prior to the closing date of the Finco Financing shall be deposited with the Subscription Receipt Agent pursuant to the terms of the Subscription Receipt Agreement, and such funds and all interest earned thereon will only be released in accordance with the terms thereof in the event that the Release Conditions are satisfied on or prior to the Termination Deadline, all in accordance with the terms of the Subscription Receipt Agreement.

(ii)
Each Subscription Receipt will be exchangeable into one Finco Unit in accordance with the terms of the Subscription Receipt Agreement and on satisfaction of the Release Conditions.

(iii)
if the Release Conditions are not satisfied or waived on or prior to the Termination Deadline (as the same may be extended in accordance with the terms of the Subscription Receipt Agreement), then all of the issued and outstanding Finco Subscription Receipts shall be cancelled and the Escrowed Funds (as such term is defined in the Subscription Receipt Agreement) shall be used to pay holders of Finco Subscription Receipts an amount equal to $0.80 per Finco Subscription Receipt held (plus an amount equal to a pro rata share of any interest or other income earned thereon) without any further action or formality, all in accordance with the terms and conditions of the Subscription Receipt Agreement.

5.
Treatment of Securities. Subject to the terms and conditions of this Agreement, on the Effective

Date:

(a)
each issued and outstanding Subco Share shall be converted into one fully paid and non-assessable Amalco Share;

(b)
each one (1) issued and outstanding Finco Share shall immediately be converted into the right to receive one (1) New Carpincho Share, resulting in the issuance of up to 37,500,100 New Carpincho Shares in the aggregate to be distributed proportionately amongst the holders of such Finco Shares, and all such Finco Shares shall be cancelled;

(c)
each Finco Warrant outstanding on the Effective Date shall be cancelled and its place Carpincho shall issue one (1) New Carpincho Warrant on the same terms and conditions as the cancelled Finco Warrants, except to the extent their terms may be adjusted (in accordance with the terms of such Finco Warrant) to reflect the Amalgamation; and

(d)
each Finco Compensation Option outstanding on the Effective Date shall be cancelled and in its place Carpincho shall issue one (1) New Carpincho Compensation Option on the same terms and conditions as the cancelled Finco Compensation Options, except to the extent their terms may be adjusted (in accordance with the terms of such Finco Compensation Option) to reflect the Amalgamation.

6.
Issuance of Amalco Shares to Carpincho. On the Effective Date, in consideration of Carpincho issuing the New Carpincho Shares to the holders of Finco Shares as provided for in Subsection 5(b), Amalco shall allot and issue to Carpincho one fully paid and non-assessable Amalco Share for each Finco Share outstanding immediately before the Effective Date.

7.
Fractional Shares. Notwithstanding Section 5 of this Agreement, no fractional New Carpincho Shares will be issuable to Finco Shareholders pursuant to the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Any such fractional New Carpincho Share interest to which a Finco Shareholder would otherwise be entitled pursuant to the Amalgamation will be rounded down to the nearest whole New Carpincho Share. Notwithstanding the foregoing, each Finco Shareholder shall receive a minimum of one (1) New Carpincho Share.

8.
Certificates.

(a)
At the Effective Time:

(i)
the Finco Shareholders (other than holders of Finco Shares on conversion of the Finco Subscription Receipts) shall be deemed to be the registered holders of the New Carpincho Shares to which they are entitled hereunder. All Finco Shareholders (other than holders of Finco Shares on conversion of the Finco Subscription Receipts) shall be required to deliver and surrender to the Transfer Agent the certificates representing all of their respective Finco Shares which have been exchanged for New Carpincho Shares in accordance with Subsection 5(b) hereof, and such other documentation as may be required by the Transfer Agent, following which the Transfer Agent shall, as soon as practicable, issue to such Finco Shareholders certificates representing the number of New Carpincho Shares to which such Finco Shareholders are entitled;

(ii)
Carpincho, as the registered holder of the Subco Shares, shall be deemed to be the registered holder of the Amalco Shares to which it is entitled hereunder and, upon surrender of the certificates representing such Subco Shares to Amalco, Carpincho shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled as set forth in Section 6 hereof; and

(iii)
share certificates evidencing Finco Shares shall cease to represent any claim upon or interest in Finco or Amalco other than the right of the registered holders of Finco Shares to receive pursuant to the terms hereof and the Amalgamation, New Carpincho Shares in accordance with Section 5 hereof, all as further set forth herein.

(b)
Immediately following the satisfaction of the Release Conditions:

(i)
the holders of Finco Subscription Receipts shall be deemed to be the registered holders of the Finco Shares and Finco Warrants to which they are entitled pursuant to the terms of the Finco Subscription Receipts. No certificates shall be delivered to any securityholder of Finco evidencing any Finco Shares or Finco Warrants and accordingly, any securityholder of Finco which is entitled to any Finco Shares or Finco Warrants issuable upon conversion of the Subscription Receipts pursuant to the Subscription Receipt Agreement, shall receive delivery of certificates representing the number of New Carpincho Shares and New Carpincho Warrants to which such holder is entitled pursuant to the Amalgamation directly from the Transfer Agent as soon as practicable following the Amalgamation, without any further action on the part of such securiyholder of Finco;

(ii)
certificates evidencing Subscription Receipts shall cease to represent any claim upon or interest in Finco other than the right of the registered holder to receive pursuant to the terms of the Amalgamation, New Carpincho Shares and New Carpincho Warrants, respectively, in accordance with Section 5 hereof; and

(iii)
holders of Finco Compensation Options shall be deemed to be the registered holders of the New Carpincho Compensation Options to which they are entitled hereunder and, upon surrender of the certificates representing such Finco Compensation Options to Carpincho, holders of the Finco Compensation Options shall be entitled to receive certificates representing the number of New Carpincho Compensation Options to which they are entitled as set forth in Section 5 hereof.

9.
Stated Capital. The stated capital of Amalco immediately following the Amalgamation but prior to giving effect to the issuance of Amalco Shares as provided for in Section 6 of this Agreement, shall be as set forth in the Amalgamation Agreement or as may otherwise be agreed upon between the parties hereto.

10.
Articles of Amalgamation. Upon the Finco Shareholders and Carpincho, as the sole shareholder of Subco, approving the Amalgamation on the terms and subject to the conditions set forth in this Agreement, in each case in accordance with Applicable Laws, and provided that the conditions to the completion of the Amalgamation specified in Sections 17, 18 and 19 hereof have then been satisfied or waived (to the extent such waiver is permitted hereunder), Finco and Subco shall jointly file, in duplicate, with the Director appointed under the Act, the Articles of Amalgamation and such other documents as may be required pursuant to the Act.

11.
Covenants of Finco. Finco hereby covenants and agrees with Subco and Carpincho that it will:

(a)
use its commercially reasonable efforts to obtain, on or prior to the Effective Date, the approval of the Amalgamation by Finco Shareholders by way of unanimous written consent resolution executed by such all of the Finco Shareholders, all in accordance with Applicable Laws;

(b)
use all commercially reasonable efforts to complete the Finco Financing, as soon as practicable and as market conditions permit, on terms acceptable to both Finco and Carpincho, each acting reasonably;

(c)
act in good faith and use all commercially reasonable efforts to cause each of the conditions precedent to the Amalgamation set forth in Sections 17 and 18 hereof to be complied with, in each case on or prior to the Effective Date;

(d)
unless Carpincho otherwise agrees in writing, such consent not to be unreasonably withheld, until the earlier of the Effective Date and the date that this Agreement is terminated by its terms,

(i)
not carry on any business other than the completion of the Finco Financing and the Amalgamation;

(ii)
not: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding securities; (iii) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (iv) split, combine or reclassify any of its securities; (v) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; (vii) other than in connection with the Finco Financing, issue any Finco Shares or securities convertible into Finco Shares, or effect any financing transaction whether by means of debt, equity or otherwise, or issue, grant, sell, pledge, lease, dispose of or encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber, any Finco Shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Finco Shares; or (viii) solicit, initiate or take any other action, directly or indirectly, which may result in Finco becoming a “reporting issuer” (or the equivalent) under the securities laws of any province or territory of Canada;

(iii)
not directly or indirectly, through any officer, director, affiliate, agent or advisor of Finco, solicit, initiate, knowingly encourage, or enter into any agreements in respect of any new acquisitions by Finco, without the prior written consent of Carpincho;

(iv)
not grant any officer, director or employee an increase in compensation in any form, grant any general salary increase, take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any directors, officers or employees, nor adopt or amend any stock option or other employee compensation plans, nor make any loan to any officer, director or any other party not at arm’s length;

(v)
not take any action or refrain from taking any action inconsistent with this Agreement which might reasonably be expected to directly or indirectly interfere with or affect the consummation of the Amalgamation; and

(e)
subject to the conditions set forth in Sections 17, 18 and 19 hereof being obtained, jointly with Subco, file with the Director the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

12.
Covenants of Carpincho. Carpincho hereby covenants and agrees with Finco that it will:

(a)
sign a special resolution, on or prior to the Effective Date, as the sole shareholder of Subco in favour of the approval of the Amalgamation, this Agreement and the transactions contemplated hereby in accordance with the Act;

(b)
act in good faith and use all commercially reasonable efforts to cause each of the conditions precedent set forth in Section 17 and 19 hereof to be complied with, in each case on or prior to the Effective Date;

(c)
unless Finco otherwise agrees in writing, such consent not to be unreasonably withheld, until the earlier of the Effective Date and the date that this Agreement is terminated by its terms,

(i)
not carry on any business except as required to complete the Amalgamation, or any of the matters related thereto as contemplated hereby, and retain its status as reporting issuer not in default under applicable Canadian provincial Securities Laws applicable in the Provinces of Alberta, Ontario, Quebec, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador, not borrow any money or incur any indebtedness (except for trade payables incurred in the ordinary course or to pursue the Amalgamation and related transactions);

(ii)
not take any action or refrain from taking any action inconsistent with this Agreement which might reasonably be expected to directly or indirectly interfere with or affect the consummation of the Amalgamation or any of the matters related thereto as contemplated hereby;

(iii)
not, except as required to complete the Amalgamation or any of the matters related thereto as contemplated hereby: (i) amend its constating documents; (ii) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares or property) in respect of its outstanding securities; (iii) redeem, purchase or otherwise acquire any of its outstanding shares or other securities; (iv) split, combine or reclassify any of its securities; (v) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation or reorganization; (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing; or (vii) issue any Carpincho Shares or securities convertible into Carpincho Shares, or effect any financing transaction whether by means of debt, equity or otherwise, or issue, grant, sell, pledge, lease, dispose of or encumber or agree to issue, grant, sell, pledge, lease, dispose of or encumber, any Carpincho Shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Carpincho Shares except in connection with the exercise of outstanding special warrants of Carpincho to acquire an aggregate of 1,000,000 Carpincho Shares;

(iv)
not directly or indirectly, through any officer, director, affiliate, agent or advisor of Carpincho, solicit, initiate, knowingly encourage, or enter into any agreements in respect of any new acquisitions by Carpincho, without the prior written consent of Finco; and

(v)
not grant any officer, director or employee an increase in compensation in any form, grant any general salary increase, take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any directors, officers or employees, nor adopt or amend any stock option or other employee compensation plans, nor make any loan to any officer, director or any other party not at arm’s length; and

(d)
subject to the conditions set forth in Sections 17, 18 and 19 hereof being obtained, issue that number of New Carpincho Shares as required by Subsection 5(b) hereof on completion of the Amalgamation.

13.
Covenants of Subco. Subco hereby covenants and agrees with Finco that it will:

(a)
until the Effective Date, not carry on active business (other as is necessary to effect the Amalgamation);

(b)
use its commercially reasonable efforts to cause each of the conditions precedent set forth in Sections 17 and 19 hereof to be complied with on or prior to the Effective Date;

(c)
unless Finco otherwise agrees in writing, until the earlier of the Effective Date and the date that this Agreement is terminated by its terms,

(i)
not conduct any business (other than as required in connection with the Amalgamation), and shall use all commercially reasonable efforts to maintain and preserve its corporate existence; and

(ii)
not directly or indirectly, amend its constating documents, declare, set aside or pay any dividend or other distribution or payment or otherwise to or for the benefit of its shareholders or reduce its stated capital; and

(d)
subject to the conditions set forth in Sections 17, 18 and 19 hereof being obtained, jointly with Finco, file with the Director the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

14.
Representations and Warranties of Carpincho. Carpincho represents and warrants to and in favour of Finco as follows, and acknowledges that Finco is relying upon such representations and warranties:

(a)
Carpincho is a corporation existing under the federal laws of the Canada and has the corporate power, capacity and authority to carry on its business as currently conducted; own, lease and operate its property and assets; enter into and perform its obligations under this Agreement in accordance with the provisions hereof; and to issue and deliver the New Carpincho Shares in connection with the Amalgamation;

(b)
this Agreement has been duly authorized, executed and delivered by Carpincho and constitutes a valid and binding obligation of Carpincho enforceable in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in Applicable Laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally);

(c)
Since October 18, 2010, Carpincho has carried on no business other than activities as a venture capital company seeking assets or businesses with good growth potential to merge with or acquire;

(d)
the Amalgamation has been authorized by all necessary corporate action on the part of Carpincho and the issue and delivery of the New Carpincho Shares, New Carpincho Warrants and New Carpincho Compensation Options on the Effective Date pursuant to the Amalgamation will be authorized by all necessary corporate action on the part of Carpincho prior to the Effective Date;

(e)
there is no requirement to make any filing with, give any notice to, or obtain any authorization of, any governmental authority, or to obtain any consent, approval or authorization of any other party or person (other than the approval of the shareholders of each of Finco and Subco), as a condition to the lawful completion of the transactions contemplated by this Agreement, including specifically the Amalgamation, except for the filing of the Articles of Amalgamation giving effect to the Amalgamation and other filings, notifications and authorizations required under applicable securities laws;

(f)
to its knowledge, Carpincho is not in default of any requirement of Applicable Laws which would reasonably be expected to have a Carpincho Material Adverse Effect;

(g)
on the Effective Date, the New Carpincho Shares will be duly and validly issued and outstanding as fully paid and non-assessable, and the New Carpincho Warrants and New Carpincho Compensation Options will be duly and validly issued;

(h)
other than Subco, Carpincho has no direct or indirect subsidiaries or branches;

(i)
the authorized capital of Carpincho consists of an unlimited number of Carpincho Shares, of which 5,000,000 Carpincho Shares are issued and outstanding as of the date of this Agreement, all of which shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor issued in violation of, any preemptive rights, and immediately prior to the Effective Time, there will be no more than 5,250,000 New Carpincho Shares issued and outstanding;

(j)
no person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of Carpincho, or now has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, option or right for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of Carpincho, other than (A) special warrants to acquire an aggregate of 1,000,000 Carpincho Shares; and (B) as contemplated hereby in connection with the Amalgamation;

(k)
the authorized capital of Subco consists of an unlimited number of Subco Shares. An aggregate of 100 Subco Shares are issued and outstanding, all of which are owned by Carpincho. All outstanding Subco Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor issued in violation of, any pre-emptive rights. No person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of Subco, or now has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, option or right for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of Subco;

(l)
Carpincho is a reporting issuer in the provinces of Alberta, Ontario, Quebec, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador. The issued and outstanding Carpincho Shares are not listed or posted for trading on any stock exchange;

(m)
since October 18, 2010, Carpincho has filed all documents required to be filed by it in accordance with Applicable Laws to maintain the Acquiror’s status as a reporting issuer not on the list of reporting issuers in default under applicable Canadian provincial securities laws in the Provinces of Alberta, Ontario, Quebec, Prince Edward Island, Nova Scotia, and Newfoundland and Labrador. All such documents and information, as of their respective dates (and the dates of any amendments thereto), (1) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (2) complied in all material respects with the requirements of Applicable Laws, and any amendments to Carpincho’s public disclosure record required to be made have been filed on a timely basis with the applicable regulatory authorities. Carpincho has not filed any confidential material change report with any applicable regulatory authorities that at the date of this Agreement remains confidential. There has been no change in a material fact or a material change (as those terms are defined under the Securities Act (Ontario)) in any of the information contained in Carpincho’s public disclosure record, except for changes in material facts or material changes that are reflected in a subsequently filed document included in Carpincho’s public disclosure record;

(n)
Carpincho’s audited financial statements as at and for the years ended June 30, 2016 and 2017 (including the notes thereto and related management’s discussion and analysis (the “Carpincho MD&A”) and Carpincho’s unaudited condensed interim financial statements as at and for the six month period ended December 31, 2017 (collectively, the “Carpincho Financial Statements”) were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), respectively, consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of Carpincho’s independent auditors) and present fairly in all material respects the financial condition, results of operations and changes in financial position of Carpincho as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS, as applicable, in respect of all material contingent liabilities, if any, of Carpincho;

(o)
since October 18, 2010, all taxes (including domestic and foreign federal and provincial income tax, capital tax, payroll and withholding taxes, employment insurance premiums, unemployment insurance, social insurance taxes, Canada Pension Plan contributions, sales, use and goods and services taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, environmental taxes, capital taxes, production taxes, recapture, surtaxes, customs, import and export taxes, business license taxes, occupation taxes, stamp taxes, employer health tax, workers’ compensation payments, real and personal property taxes, custom and land transfer taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing), duties, fees, excises, premiums, royalties, levies, imposts, assessments, deductions, charges or withholdings of any kind whatsoever however denominated, and all liabilities with respect thereto including any arrears, penalty and interest payable with respect thereto imposed by any Governmental Authority responsible for the imposition of any Tax, whether computed on a separate, consolidated, unitary, combined or other basis (collectively, “Taxes”) due and payable or required to be collected or withheld and remitted, by Carpincho have been paid, collected or withheld and remitted, as applicable; (ii) all tax returns required to be filed by Carpincho have been filed with all appropriate governmental authorities and all such tax returns are complete and accurate and no material fact or facts have been omitted therefrom that would make any of them misleading; (iii) no examination of any tax return of Carpincho is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by Carpincho; and (iv) there are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of Taxes with respect to Carpincho;

(p)
Carpincho has no outstanding indebtedness, liability or obligation (including liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those specifically disclosed in Carpincho’s public disclosure record filed prior to the date of this Agreement, specifically identified in the Carpincho Financial Statements, or incurred in connection with the transactions contemplated herein or maintaining Carpincho’s status as a reporting issuer not on the list of reporting issuers in default under Applicable Laws in the Provinces of British Columbia, Alberta, Ontario, Quebec, New Brunswick, Prince Edward Island, Nova Scotia, and Newfoundland and Labrador;

(q)
there is no claim, action, suit, grievance, complaint, proceeding or investigation that has been commenced or, to the knowledge of Carpincho, is threatened affecting Carpincho or affecting any of its property or assets at law or in equity before or by any governmental entity, which, individually or in the aggregate, if determined adversely to Carpincho, as the case may be, has or could reasonably be expected to result in liability to Carpincho. Neither Carpincho nor its respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree;

(r)
neither the authorization, execution and delivery of this Agreement by Carpincho nor the completion of the transactions contemplated by this Agreement or the Amalgamation, nor the performance of its obligations thereunder, nor compliance by Carpincho with any of the provisions hereof will: (A) result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to acquire or sale under, any provision of: (i) the notice of articles, articles of incorporation, or other constating documents of Carpincho or any of its subsidiaries, (ii) any permit or material contract to which Carpincho is a party or to which it, or its properties or assets, may be subject or by which Carpincho is bound, or (iii) any law, regulation, order, judgment or decree applicable to Carpincho or any of its subsidiaries or any of their respective properties or assets; and (B) give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any note, bond, mortgage, indenture, material contract, license, franchise or permit to which Carpincho is a party (except, in the case of each of clauses (i), (ii) and (iii) above, for such breaches, violations, conflicts, defaults, terminations or accelerations which would not have a Carpincho Material Adverse Effect);

(s)
Carpincho has complied with and is not in violation of any Applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Carpincho Material Adverse Effect and has not received any written notices or other correspondence from any governmental entity regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material license, permit, authorization, approval, registration or consent of a governmental entity relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Carpincho to operate its businesses in a manner which would have a Carpincho Material Adverse Effect;

(t)
there is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon Carpincho that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Carpincho Material Adverse Effect;

(u)
other than as set forth in Carpincho’s public disclosure record, there are no contracts or other transactions currently in place between Carpincho or Subco, on the one hand, and: (i) any officer or director of Carpincho or Subco; (ii) any holder of record or, to the knowledge of Carpincho, beneficial owner of 10% or more of the Carpincho Shares; and (iii) any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand;

(v)
Carpincho is not subject to any cease trade or other order of any Applicable Laws and, to the knowledge of Carpincho, no investigation or other proceedings involving Carpincho which may operate to prevent or restrict trading of any securities of Carpincho are currently in progress or pending before any applicable regulatory authority; and

(w)
no agent, broker, investment banker or other firm or person is or will be entitled to claim against Carpincho for any broker’s or finder’s fee or other commission or similar fee incurred by Carpincho in connection with any of, or the consummation of any of, the transactions contemplated hereby or the Amalgamation.

15.
Representation and Warranties of Finco. Finco represents and warrants to and in favour of Carpincho and Subco as follows, and acknowledges that Carpincho and Subco are relying upon such representations and warranties:

(a)
Finco is a corporation existing under the federal laws of Canada;

(b)
Finco has the power and capacity and is duly authorized to execute and deliver, and perform its obligations under, this Agreement and this Agreement is a valid and binding agreement, enforceable against Finco in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in Applicable Laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally) and no other proceeding on the part of Finco is necessary to authorize the transactions contemplated under this Agreement;

(c)
Finco has been incorporated solely for the purposes of the Amalgamation and the Finco Financing, and has never carried on any active business (other than such business required in connection with the Amalgamation and the Finco Financing), and has no material assets and no liabilities;

(d)
immediately following the satisfaction of the Release Conditions in accordance with the terms of the Subscription Receipt Agreement, the Finco Shares issuable upon the deemed exercise of the Finco Subscription Receipts shall be duly and validly issued and outstanding as fully paid and non-assessable, and the Finco Warrants issuable upon the deemed exercise of the Finco Subscription Receipts shall be issued;

(e)
there is no requirement to make any filing with, give any notice to, or obtain any authorization of, any governmental authority, or to obtain any consent, approval or authorization of any other party or person (other than the approval of the shareholders of Finco and Subco as required by the Act), as a condition to the lawful completion of the transactions contemplated by this Agreement, including specifically the Amalgamation, except for the filing of Articles of Amalgamation giving effect to the Amalgamation and other filings, notifications and authorizations required under applicable securities laws;

(f)
there are no actions, suits, proceedings or inquiries, including, to the knowledge of Finco, pending or threatened, against or affecting Finco at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality;

(g)
neither the authorization, execution and delivery of this Agreement by Finco nor the completion of the transactions contemplated by this Agreement or the Amalgamation, nor the performance of its obligations thereunder, nor compliance by Finco with any of the provisions hereof will: (A) result in a violation or breach of, constitute a default (or an event which, with notice or lapse of time or both, would become a default), require any consent or approval to be obtained or notice to be given under, or give rise to any third party right of termination, cancellation, suspension, acceleration, penalty or payment obligation or right to acquire or sale under, any provision of: (i) the notice of articles, articles of incorporation, or other constating documents of Finco or any of its subsidiaries, (ii) any permit or material contract to which Finco is a party or to which it, or its properties or assets, may be subject or by which Finco is bound, or (iii) any law, regulation, order, judgment or decree applicable to Finco or any of its subsidiaries or any of their respective properties or assets; and (B) give rise to any rights of first refusal or trigger any change in control provisions, rights of first offer or first refusal or any similar provisions or any restrictions or limitation under any note, bond, mortgage, indenture, material contract, license, franchise or permit to which Finco is a party (except, in the case of each of clauses (i), (ii) and (iii) above, for such breaches, violations, conflicts, defaults, terminations or accelerations which would not have a Finco Material Adverse Effect); and

(h)
the authorized capital of Finco consists of an unlimited number of Finco Shares, of which 100 Finco Shares are issued and outstanding as of the date hereof, all of which shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor issued in violation of, any pre-emptive rights. Other than Finco Subscription Receipts to be issued pursuant to the Finco Financing, there are no other Finco Shares or securities convertible or exercisable for Finco Shares that will be outstanding prior to the completion of the Amalgamation and no person has or prior to completion of the Amalgamation will have, any agreement, right or option (whether direct, indirect or contingent or whether pre-emptive, contractual or by law) to purchase, or otherwise acquire any securities of any nature or kind of Finco. All such Finco Shares to be issued on conversion of the Finco Subscription Receipts will, when issued, be duly and validly issued as fully paid and non-assessable shares of Finco.

16.
Representations and Warranties of Subco. Subco represents and warrants to and in favour of Finco as follows, and acknowledges that Finco is relying upon such representations and warranties:

(a)
Subco is a corporation existing under the federal laws Canada;

(b)
Subco has the power and capacity and is duly authorized to execute and deliver, and perform its obligations under, this Agreement and this Agreement is a valid and binding agreement, enforceable against Subco in accordance with its terms (subject to such limitations and prohibitions as may exist or may be enacted in Applicable Laws relating to bankruptcy, insolvency, liquidation, moratorium, reorganization, arrangement or winding-up and other laws, rules and regulations of general application affecting the rights, powers, privileges, remedies and/or interests of creditors generally) and no other proceeding on the part of Subco, other than the approval of the Amalgamation by Carpincho, as sole shareholder of Subco, is necessary to authorize the transactions contemplated under this Agreement;

(c)
Subco has been incorporated solely for the purpose of the Amalgamation and has never carried on any active business (other than such business required in connection with the Amalgamation), and has no material assets and no liabilities;

(d)
there is no requirement to make any filing with, give any notice to, or obtain any authorization of, any governmental authority, or to obtain any consent, approval or authorization of any other party or person (other than the approval of the shareholders of Finco and Subco as required by the Act), as a condition to the lawful completion of the transactions contemplated by this Agreement, including specifically the Amalgamation, except for the filing of Articles of Amalgamation giving effect to the Amalgamation and other filings, notifications and authorizations required under applicable securities laws;

(e)
there are no actions, suits, proceedings or inquiries, including, to the knowledge of Subco, pending or threatened, against or affecting Subco at law or in equity or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality; and

(f)
the authorized capital of Subco consists of an unlimited number of Subco Shares. An aggregate of 100 Subco Shares are issued and outstanding, all of which are owned by Carpincho. All outstanding Subco Shares have been duly authorized and validly issued, and are fully paid and non-assessable and are not subject to, nor issued in violation of, any pre-emptive rights. No person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of Subco, or now has any agreement, warrant, option, right or privilege (whether pre-emptive or contractual) being or capable of becoming an agreement, option or right for the purchase, subscription or issuance of any unissued shares, securities (including convertible securities) or warrants of Subco.

17.
General Conditions Precedent. The respective obligations of the parties hereto to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by the mutual consent of such parties without prejudice to their right to rely on any other of such conditions, subject to the last paragraph of this Section 17:

(a)
the Finco Financing shall have been completed and the proceeds from the Finco Financing, less the reasonable fees, disbursements and applicable taxes thereon of the agents to the Brokered Financing (up to a maximum of $150,000, exclusive of disbursements and taxes) incurred prior to the closing date of the Finco Financing shall be deposited with the Subscription Receipt Agent pursuant to the terms of the Subscription Receipt Agreement, and shall be held in escrow pending release pursuant to the Transaction;

(b)
the Finco Subscription Receipts will have converted into Finco Units immediately prior to the Effective Time;

(c)
the Amalgamation shall have been approved by Carpincho as the sole shareholder of Subco by way of written resolution executed by such sole shareholder, all in accordance with the applicable provisions of the Act;

(d)
the Amalgamation shall have been approved by the shareholders of Finco, all in accordance with the applicable provisions of the Act;

(e)
Carpincho shall have obtained the conditional approval for the listing of the New Carpincho Shares from the CSE, subject only to customary listing conditions of the CSE;

(f)
all conditions precedent to the closing of the Transaction shall have been met or waived, provided that any waivers shall require the prior written consent of each of Carpincho and Finco, such consent not to be unreasonably withheld or delayed;

(g)
the Articles of Amalgamation to be filed with the Director in accordance with the Amalgamation shall be in form and substance satisfactory to each of Carpincho and Finco, acting reasonably;

(h)
there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement, including, without limitation, the Amalgamation;

(i)
all other necessary third party, regulatory and governmental approvals, waivers and consents in respect of the transactions contemplated herein shall have been obtained on terms and conditions satisfactory to Carpincho and Finco, each acting reasonably;

(j)
no material action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency and there shall be no action taken under any existing Applicable Law or regulation, nor any statute, rule, regulation or order which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, that:

(i)
makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Amalgamation or any other transactions contemplated herein; or

(ii)
results in a judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(k)
this Agreement shall not have been terminated pursuant to Section 22 hereof;

(l)
the Share Exchange Agreement shall not have been terminated in accordance with its terms; and

(m)
the Effective Time shall have occurred on or prior to the Termination Deadline.

The conditions described above are for the mutual benefit of Carpincho, Finco and Subco and may be asserted by Carpincho, Finco and Subco regardless of the circumstances, and such conditions (other than the conditions set forth in Subsections 17(a), 17(b), 17(c), 17(d), 17(e) and 17(f) above) may be waived by Carpincho, Finco and Subco in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Carpincho, Finco and Subco may have.

18.
Conditions to Obligations of Carpincho and Subco. The obligations of Carpincho and Subco to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Effective Date (or such other time specified in respect thereof), of the following conditions:

(a)
each of the covenants, acts and undertakings of Finco to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by it and there shall have been no Finco Material Adverse Effect from and after the date hereof to the Effective Date;

(b)
Carpincho and Subco shall have received a certificate from a senior officer of Finco confirming that the conditions set forth in Sections 17 and 18 hereof have been satisfied;

(c)
the representations, warranties, covenants and agreements of Finco set forth in this Agreement (without giving effect to any materiality qualifiers) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date as if made by Finco immediately preceding the Amalgamation on the Effective Date, except where the failure of such representations and warranties to be true and complete, individually or in the aggregate, would not result or would not reasonably be expected to result in a Finco Material Adverse Effect; and

(d)
Finco shall have furnished Carpincho with certified copies of:

(i)
the resolutions, duly passed by the sole director of Finco approving the Amalgamation, this Agreement and the consummation of the transactions contemplated hereby;

(ii)
the resolutions, duly passed by the sole director of Finco, approving the Finco Financing; and

(iii)
the resolutions of the Finco Shareholders approving the Amalgamation in accordance with the terms hereof.

The conditions described above are for the exclusive benefit of Carpincho and Subco and may be asserted by Carpincho and Subco regardless of the circumstances, and such conditions may be waived by Carpincho and Subco in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Carpincho and Subco may have.

19.
Conditions to Obligations of Finco. The obligations of Finco to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Effective Date (or such other time specified in respect thereof), of the following conditions:

(a)
each of the covenants, acts and undertakings of Carpincho and Subco to be performed on or before the Effective Date pursuant to the terms of this Agreement shall have been duly performed by them and there shall have been no Carpincho Material Adverse Effect from and after the date hereof to the Effective Date;

(b)
Finco shall have received a certificate from a senior officer of each of Carpincho and Subco confirming that the conditions set forth in Sections 17 and 19 hereof have been satisfied;

(c)
the representations, warranties, covenants and agreements of Carpincho and Subco set forth in this Agreement (without giving effect to any materiality qualifiers) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Date as if made by Carpincho or Subco, as the case may be, immediately preceding the Amalgamation on the Effective Date, except where the failure of such representations and warranties to be true and complete, individually or in the aggregate, would not result or would not reasonably be expected to result in a Carpincho Material Adverse Effect;

(d)
completion of the Consolidation; and

(e)
Carpincho shall have furnished Finco with certified copies of:

(i)
the resolutions, duly passed by the board of directors of Carpincho: (A) approving the Amalgamation, this Agreement and the consummation of the transactions contemplated hereby; and (B) conditionally allotting for issuance the aggregate number of New Carpincho Shares that may be required to be issued in accordance with the terms of this Agreement upon the Amalgamation taking effect; and

(ii)
the written resolution of the sole shareholder of Subco approving the Amalgamation in accordance with the terms hereof.

The conditions described above are for the exclusive benefit of Finco and may be asserted by Finco regardless of the circumstances, and such conditions may be waived by Finco in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Finco may have.

20.
Notice and Effect of Failure to Comply with Conditions. Each of Finco and Carpincho (on its behalf and on behalf of Subco) shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Effective Date of any event or state of facts which occurrence or failure would, or would be likely to, (i) cause any of the representations or warranties of any party contained herein to be untrue or inaccurate in any material respect, or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any party hereunder provided, however, that no such notification will affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

21.
Amendment. This Agreement may at any time and from time to time be amended by written agreement of the parties hereto without, subject to Applicable Law, further notice to or authorization on the part of their respective securityholders and any such amendment may, without limitation:

(a)
change the time for performance of any of the obligations or acts of the parties hereto;

(b)
waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)
waive compliance with or modify any of the covenants contained herein and waive or modify performance of any of the obligations of the parties hereto; or

(d)
waive compliance with or modify any other conditions precedent contained herein; provided that no such amendment shall change the provisions hereof regarding the consideration to be received by Finco Shareholders in exchange for their Finco Shares without approval by the shareholders of Finco given in the same manner as required for the approval of the Amalgamation.

22.
Termination. This Agreement may be terminated:

(a)
at any time prior to the issuance of the Certificate, by mutual written agreement of the respective boards of directors of the parties hereto, without further action on the part of the shareholders of Finco, Carpincho or Subco;

(b)
at any time prior to the Termination Deadline, by either Finco or Carpincho, if the Share Exchange Agreement is terminated;

(c)
at any time after the Termination Deadline, by either Finco or Carpincho (on its behalf and on behalf of Subco) by notice in writing to the other Party, provided that such terminating party is not in material breach of this Agreement, if the Certificate has not been issued by the Director on or before such date, without further action on the part of the shareholders of Finco, Carpincho or Subco;

(d)
by either the Carpincho or Finco upon notice to the other in the event that the Finco Financing is not completed on or prior to April 30, 2018 provided that if the lead agent for the Finco Financing has confirmed in writing prior to April 30, 2018 that commitments for the full Finco Financing have been received but closing has not yet occurred, such date will be extended to May 6, 2018;

(e)
either Carpincho or Finco, if there shall be any Applicable Law that makes consummation of the Amalgamation illegal or otherwise prohibited, any applicable regulatory authority having notified in writing either Carpincho or Finco that it will not permit the Amalgamation to proceed, or if any judgment, injunction, order or decree of a competent governmental entity enjoining Carpincho or Finco from consummating the Amalgamation shall be entered and such judgment, injunction, order or decree shall have become final and non-appealable;

(f)
provided Carpincho and Subco are not in material breach of this Agreement, upon five Business Days’ written notice by Carpincho (on its behalf and on behalf of Subco) to Finco, at any time prior to the Effective Date if Finco is in breach of any of its representations or warranties made in this Agreement (without giving effect to any materiality qualifiers contained therein) or covenants made in this Agreement which breach individually or in the aggregate causes or would be reasonably expected to cause a Finco Material Adverse Effect; or

(g)
provided Finco is not in material breach of this Agreement, upon five Business Days’ written notice by Finco to Carpincho (on its own behalf and on behalf of Subco), at any time prior to the Effective Date if Carpincho or Subco is in breach of any of its representations or warranties made in this Agreement (without giving effect to any materiality qualifiers contained therein) or covenants made in this Agreement which breach individually or in the aggregate causes or would be reasonably expected to cause a Carpincho Material Adverse Effect.

Following the termination of this Agreement in accordance with any of the above provisions, this agreement will terminate but the provisions in Sections 23 (Costs and Expenses) and 25 (Confidentiality) shall remain binding and enforceable and in full force and effect. If this Agreement is terminated pursuant to any provision of this Agreement, the parties shall return all materials and copies of all materials delivered to Finco or Carpincho, as the case may be, or their respective representatives.

23.
Costs and Expenses. The parties acknowledge and agree that, whether or not the transactions contemplated hereby are completed, all costs and expenses relating to the transactions contemplated by this Agreement will be paid by the party incurring same.

24.
Binding Effect. This Agreement shall be binding upon and enure to the benefit of the parties hereto.

25.
Confidentiality.

(a)
“Confidential Information” means any information relating to the disclosing party’s businesses, operations, assets, liabilities, plans, prospects or affairs, or to the transactions contemplated hereby, which has been or is disclosed to or acquired by the receiving parties regardless of whether such information is in oral, visual, electronic, written or other form and whether or not it is identified as “confidential”.

Confidential Information does not include any information that:

(i)
is or becomes generally available to the public other than as a result of disclosure directly or indirectly by the receiving parties or their directors, officers, employees, agents, representatives or advisors (the “Representatives”);

(ii)
is or becomes available to the receiving parties on a non-confidential basis from a source other than the disclosing party unless the receiving parties know after reasonable inquiry that such source is prohibited from disclosing the information to the receiving parties by a contractual, fiduciary or other legal obligation to the disclosing party; or

(iii)
the receiving parties can show was independently acquired or developed by the receiving parties prior to the disclosure by the other party and without the use of any Confidential Information;

(b)
The receiving parties shall keep confidential the Confidential Information, shall not disclose the Confidential Information in any manner whatsoever, in whole or in part, except as permitted by this Section 25, and shall use the Confidential Information solely to evaluate the transactions contemplated hereby and not directly or indirectly for any other purpose.

(c)
The receiving parties shall not disclose to any person the fact that the Confidential Information has been made available, this Agreement has been entered into, discussions or negotiations are taking place or have taken place concerning a possible transaction, or any of the terms, conditions or other facts with respect to the foregoing, including the status thereof, except as permitted by this Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that Carpincho shall be required to disclose the terms hereof in accordance with the applicable timely disclosure obligations.

(d)
The receiving parties may disclose Confidential Information to their Representatives but only to the extent that such Representatives need to know the Confidential Information for the purposes of evaluating the transactions contemplated hereby, have been informed of the confidential nature of the Confidential Information, are directed to hold the Confidential Information in the strictest confidence, and agree to act in accordance with the terms and conditions of this Agreement. Each party shall cause its Representatives to observe the terms of this Agreement and is responsible for any breach by its Representatives of any of the provisions of this Agreement.

(e)
The disclosure restrictions contained in this Agreement do not apply to disclosure that is required by Applicable Laws, unless the receiving parties are permitted or required by Applicable Law to refrain from making such disclosure for confidentiality or other reasons, or that the disclosing party gives the receiving parties prior written consent to disclose. Prior to making any disclosure pursuant to Applicable Laws, the receiving parties shall, to the extent not prohibited by Applicable Laws:

(i)
give the disclosing party prompt notice of the requirement and the proposed content of any disclosure;

(ii)
at the disclosing party’s request and expense, co-operate with the disclosing party in limiting the extent of the disclosure and in obtaining an appropriate protective order or pursuing such legal action, remedy or assurance as the disclosing party deems necessary to preserve the confidentiality of the Confidential Information, at the disclosing party’s cost; and

(iii)
if a protective order or other remedy is not obtained or the disclosing party fails to waive compliance with the provisions of this Agreement, disclose only that portion of the Confidential Information that it is required to disclose and exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is given to the Confidential Information disclosed.

(f)
The receiving parties shall make the same efforts to safeguard the Confidential Information as they make to safeguard their own confidential and proprietary business information, or all commercially reasonable efforts to safeguard the Confidential Information if such efforts would impose on it a higher standard of care.

(g)
If this Agreement is terminated pursuant to Section 22, each party shall, subject to Section 25(h), within seven Business Days of such termination:

(i)
return all Confidential Information to the other party without retaining any copies; or

(ii)
destroy or permanently erase all copies of the Confidential Information; and

(iii)
certify to the other party in writing that this Section 25(g) has been complied with Return or destruction of Confidential Information shall not minimize the receiving party’s obligation to protect and maintain the Confidential Information in the strictest confidence as provided for herein.

(h)
Despite 24(g), Carpincho and Finco may each retain data or electronic records containing the Confidential Information solely for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity purposes. Each party shall keep such retained Confidential Information confidential, subject to the terms of this Agreement. Carpincho and Finco shall permanently delete any data or records that are restored or otherwise become accessible in the ordinary course of business.

26.
Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

27.
Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other parties.

28.
Press Releases. Notwithstanding any other provision hereof, all press releases issued by any of Subco, Carpincho and/or Finco in connection with the Amalgamation or other matters contemplated hereby must be provided to each of Carpincho and Finco for approval and comment prior to their release, provided however that this Section 28 shall not be interpreted so as to prohibit any party from complying with its timely disclosure obligations under Applicable Laws.

29.
Further Assurances. Each of the parties hereto agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

30.
Notice. Any notice which a party may desire to give or serve upon another party shall be in writing and may be delivered or sent by e-mail to the following addresses:

(a) 10653918 Canada Inc.

Suite 2100, Scotia Plaza
40 King Street W.
Toronto, Ontario M5H 3C2
Attention: David Gardos

E-mail: dennisplogan@gmail.com or dgardos@casselsbrock.com

(b) Carpincho Capital Corp. or Subco

181 University Avenue, Suite 800
Toronto, Ontario M5H 2X7
Attention: Chief Executive Officer

E-mail: lonnie@acuitylaw.ca

or to such other address as the party to or upon whom notice is to be given or served has communicated to the other parties by notice given or served in the manner provided for in this Section. Notice shall be deemed to be given on the date of delivery and in the case of e-mail, notice shall be deemed to be given on the date of the e-mail.

31.
Time of Essence. Time shall be of the essence of this Agreement.

32.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF this Master Agreement has been duly executed by the parties hereto as of the date first written above.

10653918 CANADA INC.

Per:	/s/ Dennis Logan
Name: Dennis Logan
Title: President & CEO

CARPINCHO CAPITAL CORP.

Per:	/s/ Lonnie Kirsh
Name: Lonnie Kirsh
Title: President

10713791 CANADA INC.

Per:	/s/ Lonnie Kirsh
Name: Lonnie Kirsh
Title: President

SCHEDULE “A”

AMALGAMATION AGREEMENT

THIS AGREEMENT made as of the ● day of ●, 2018

AMONG:

10653918 CANADA INC.
a corporation incorporated under the federal laws of Canada ("Finco")

- and -

10713791 CANADA INC.
a corporation incorporated under the federal laws of Canada ("Subco")

- and -

CARPINCHO CAPITAL CORP.

a corporation incorporated under the federal laws of Canada ("Carpincho")

RECITALS:

WHEREAS Carpincho, Subco and Finco have entered into a master agreement dated as of April 26, 2018 pursuant to which the parties thereto have agreed that the business and assets of Finco will be combined with those of Carpincho (the "Master Agreement");

AND WHEREAS it is desirable for Subco and Finco to amalgamate (the "Amalgamation") under the CBCA (as hereinafter defined) upon the terms and conditions hereinafter set out;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto do hereby agree as follows:

Interpretation

In this Agreement including the recitals:

"Acquisition" means the acquisition by Carpincho of Finco pursuant to the terms of the Master Agreement;

"Agreement" means this agreement and any amendment made to this Agreement;

"Amalco" means the corporation resulting from the Amalgamation and continuing the corporate existence of the Amalgamating Corporations;

"Amalco Shares" means the common shares in the capital of Amalco;

"Amalgamating Corporation" means each of Subco and Finco and "Amalgamating Corporations" means both of them;

"Amalgamation" means the amalgamation of the Amalgamating Corporations pursuant to the provisions of section 185 of the CBCA in the manner contemplated in and pursuant to this Agreement;

"Finco Shares" means common shares in the capital of Finco;

"Finco Shareholder" means a registered holder of Finco Shares, from time to time, and "Finco Shareholders" means all of such holders;

"CBCA" means the Canada Business Corporations Act, as the same has been and may hereafter from time to time be amended;

"Certificate of Amalgamation" means the certificate of amalgamation to be issued by the Director in respect of the Amalgamation;

"Carpincho Shares" means common shares in the capital of Carpincho as constituted immediately prior to the Amalgamation;

"Director" means the director appointed under section 260 of the CBCA;

"Effective Date" means the date shown on the Certificate of Amalgamation;

"Effective Time" has the meaning ascribed to it in Section 10;

"Government Authority" means any foreign, national, provincial, local or state government, any political subdivision or any governmental, judicial, public or statutory instrumentality, court, tribunal, commission, board, agency (including those pertaining to health, safety or the environment), authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or Person in question and, for greater certainty;

"Master Agreement" has the meaning ascribed thereto in the recitals to this Agreement;

"Paid-up Capital" means paid-up capital within the meaning of subsection 89(1) of the Income Tax Act (Canada);

"Parties" means Carpincho, Subco and Finco;

"Person" includes any individual, sole proprietorship, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, union, Government Authority, syndicate or other entity, whether or not having legal status;

“Subco Shares” means the issued and outstanding common shares in the capital of Subco; and

“Transfer Agent” means Odyssey Trust Company, in its capacity as registrar and transfer agent for the Carpincho Shares.

1. Paramountcy

In the event of any conflict between the provisions of this Agreement and the provisions of the Master Agreement, the provisions of the Master Agreement shall prevail.

2. Agreement to Amalgamate

Each of the Parties hereby agrees to the Amalgamation. The Amalgamating Corporations shall amalgamate to create Amalco on the terms and conditions set out in this Agreement.

3. Amalgamation Events

The Parties shall cause the Articles of Amalgamation to be filed pursuant to section 185 of the CBCA to effect the Amalgamation. Under the Amalgamation:

(a)
Finco and Subco will amalgamate and continue as Amalco;

(b)
the Finco Shareholders shall receive one (1) Carpincho Share for each one (1) Finco Share held, resulting in the issuance of up to 37,500,100 Carpincho Shares in the aggregate to be distributed proportionately amongst the Finco Shareholders, and all Finco Shares shall be cancelled;

(c)
all other convertible securities issued by Finco shall be exchanged for convertible securities in the capital of Carpincho on a one (1) for one (1) basis, with all terms thereof adjustd accordingly;

(d)
each issued and outstanding Subco Share shall be converted into one fully paid and non-assessable Amalco Share;

(e)
as consideration for the issuance of the Carpincho Shares to effect the Amalgamation, Carpincho will receive one Amalco Share for each one Finco Share outstanding immediately prior to the Effective Time;

(f)
all of the property and assets of each of the Amalgamating Corporations will be the property and assets of Amalco and Amalco will be liable for all of the liabilities and obligations of each of the Amalgamating Corporations; and

(g)
Amalco will be a wholly-owned subsidiary of Carpincho.

4. Delivery of Securities Following Amalgamation

In accordance with normal commercial practice, as soon as practicable following the Effective Date, Carpincho, directly or through the Transfer Agent, shall issue certificates (or direct registration statement advices) representing the appropriate number of Carpincho Shares to the former holders of Finco Shares.

5. Negative Covenants

From the date hereof to and including the Effective Date, each of Finco and Subco covenants that it will not:

(a)
reserve, allot, create, issue or distribute any of its securities;

(b)
declare or pay dividends on any of its shares or make any other issue, payment or distribution to the holders of its securities including, without limitation, the issue, payment or distribution of any of its assets or property to such holders;

(c)
other than as contemplated in this Agreement, authorize or take any action to amalgamate, merge, reorganize, effect an arrangement, liquidate, dissolve, wind-up or transfer all or substantially all of its undertaking or assets to another corporation or entity;

(d)
reclassify any outstanding securities or change such securities into other shares or securities or subdivide, redivide, reduce, combine or consolidate such securities into a greater or lesser number of securities, effect any other capital reorganization or amend the designation of or the rights, privileges, restrictions or conditions attaching to such securities;

(e)
other than as contemplated in this Agreement, amend its Articles; or

(f)
other than as contemplated in this Agreement, enter into any transaction, or take any other action, out of the ordinary course of its business.

6. Conditions Precedent to the Amalgamation

The Amalgamation is subject to all conditions precedent to the completion of the Amalgamation having obtained or waived in accordance with the Master Agreement on or before the Effective Date.

A certificate signed by a senior officer of each of Carpincho, Finco and Subco confirming the satisfaction or waiver of such conditions shall be conclusive evidence that such conditions have been satisfied and that Carpincho, Finco and Subco may amalgamate in accordance with Section 3 hereof.

7. Fractional Shares

No fractional New Carpincho Shares will be issued or delivered to any Finco Shareholders otherwise entitled thereto as a result of the Amalgamation, if any. Instead, the number of Carpincho Shares issued to each exchanging holder of Finco Shares will be rounded down to the nearest whole number. Notwithstanding the foregoing, each Finco Shareholder shall receive a minimum of one (1) Carpincho Share.

8. Filing of Articles of Amalgamation

If this Agreement is adopted by each of the Amalgamating Corporations as required by the CBCA, the Amalgamating Corporations agree that they will, jointly and together, file with the Director, agreed upon Articles of Amalgamation in the form prescribed under the CBCA.

9. Effective Time

The Amalgamation shall take effect and go into operation at 12:01 a.m. on the effective date of the Articles of Amalgamation (the “Effective Time”), if this Agreement has been adopted as required by law and all necessary filings have been made with the Director before that time, or at such later time, or time and date, as may be determined by the directors or by special resolutions of the Amalgamating Corporations when this Agreement shall have been adopted as required by law; provided, however, that if the directors of both of the Amalgamating Corporations determine not to proceed with the Amalgamation, then the Amalgamating Corporations may by agreement in writing terminate this Agreement at any time prior to the Amalgamating Corporations being amalgamated, and in such event, the Amalgamation shall not take place notwithstanding the fact that this Agreement may have been adopted by the shareholders of the Amalgamating Corporations.

10. Registered Office

The registered office of Amalco shall be in the Province of Ontario.

11. Activities

There will be no limitations on the activities of Amalco. The directors of Amalco shall be authorized to borrow money on the credit of Amalco. The articles of Subco shall be the articles of Amalco.

12. Authorized Capital

The authorized capital of Amalco shall consist of an unlimited number of common shares without nominal or par value.

13. Capital

The amount to be added to the stated capital in respect of the Amalco Shares issuable by Amalco pursuant to Sections 4(c) and 4(d) of this Agreement shall be the aggregate of: (i) the Paid-up Capital, determined before the Effective Time, of the Subco Shares converted into Amalco Shares pursuant to section 4(c); and (ii) the Paid-up Capital, determined before the Effective Time, of all of the issued and outstanding Finco Shares immediately before the Effective Time (other than any Finco Shares held by Subco, if any).

14. Number of Directors

The board of directors of Amalco shall consist of not less than one and not more than 10 directors, the exact number of which shall be determined by the directors from time to time.

15. Initial Director

The first director of Amalco shall be the person whose names and residential addresses appear below:

Name	Prescribed Address
Dennis Logan	●

The above director will hold office from the Effective Date until the first annual meeting of shareholders of Amalco or until his successor is elected or appointed.

16. Termination

This Agreement may be terminated by agreement in writing of the Parties and shall automatically concurrently terminate upon the termination of the Master Agreement, notwithstanding the approval of this Agreement by the shareholders of the Amalgamating Corporations, at any time prior to the issuance of the Certificate of Amalgamation without, except as provided in the Master Agreement, any recourse by any Party hereto or any of their shareholders or other Persons.

17. Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each Party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Ontario in respect of all matters arising under or in relation to this Agreement.

18. Further Assurances

Each of the Parties agrees to execute and deliver such further instruments and to do such further reasonable acts and things as may be necessary or appropriate to carry out the intent of this Agreement.

19. Time of the Essence

Time shall be of the essence of this Agreement.

20. Amendments

This Agreement may only be amended or otherwise modified by written agreement executed by the Parties.

21.
Counterparts

This Agreement may be signed in counterparts (including counterparts by facsimile or other electronic transmission), and all such signed counterparts, when taken together, shall constitute one and the same agreement, effective on this date.

[The remainder of this page has been left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement.

10653918 CANADA INC. By:

Name:
Title:

10713791 CANADA INC. By:

Name:
Title:

        CARPINCHO CAPITAL CORP. By:

Name:
Title: